Exhibit 10.1

RADIAN GROUP INC.

AMENDED AND RESTATED

2008 EQUITY COMPENSATION PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT

GRANT LETTER

THIS PERFORMANCE-BASED RESTRICTED STOCK UNIT GRANT LETTER (the “Grant Letter”), dated as of May 12, 2010 (the “Grant Date”), is delivered by Radian Group Inc., a Delaware corporation (the “Company”), to S.A. Ibrahim, an employee of the Company or one of its Subsidiaries (the “Grantee”).

RECITALS

WHEREAS, the Radian Group Inc. Amended and Restated 2008 Equity Compensation Plan (the “Plan”) permits the grant of Restricted Stock Units to employees, officers, non-employee directors, consultants and advisors of the Company and its Subsidiaries, in accordance with the terms and provisions of the Plan;

WHEREAS, the Company desires to grant Restricted Stock Units to the Grantee, and the Grantee desires to accept such Restricted Stock Units, on the terms and conditions set forth herein and in the Plan;

WHEREAS, the Restricted Stock Units granted pursuant to this Grant Letter shall vest based on the attainment of performance goals related to total shareholder return (“TSR”);

WHEREAS, the applicable provisions of the Plan are incorporated into this Grant Letter by reference, including the definitions of terms contained in the Plan (unless such terms are otherwise defined herein); and

WHEREAS, the Company and the Grantee are parties to an Employment Agreement dated May 5, 2008 (the “Employment Agreement”).

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Grant of Performance-Based Restricted Stock Units.

Subject to the terms and vesting conditions hereinafter set forth, the Company hereby awards to the Grantee a target award of 72,800 Restricted Stock Units (hereinafter, the “Target Award”) under the Plan. By accepting the Restricted Stock Units, the Grantee understands and agrees that the terms of this Grant Letter supersede and replace the terms of the Employment Agreement with respect to the subject matter hereof.

2. Vesting.

(a) General Vesting Terms. Except as set forth in this Section 2(a) and Sections 2(c) and 2(d) below, the Grantee shall vest in a number of Restricted Stock Units based on the attainment of the TSR performance goals described on Schedule A as of the end of the performance period, May 12, 2013 (the “Vesting Date”). The performance period is the period beginning on May 12, 2010 and ending on May 12, 2013 (the “Restriction Period”). Except as specifically provided for below in this Section 2, no Restricted Stock Units will vest for any reason prior to the Vesting Date, and in the event of a termination of the Grantee’s employment for Cause (as defined in the Employment Agreement) prior to the Vesting Date, the Grantee will forfeit to the Company all Restricted Stock Units that have not yet vested as of the termination date. Except as provided in Sections 2(c) and 2(d) below, if the TSR performance goals are not attained at the end of the Restriction Period, the Restricted Stock Units will be immediately forfeited.

(b) Retirement. If the Grantee’s employment terminates during the Restriction Period on account of Retirement, the Restricted Stock Units will continue to vest based on attainment of the TSR performance goals in accordance with Schedule A attached hereto, except as provided in Section 2(d) below. For purposes of this Grant Letter, “Retirement” shall mean the Grantee’s separation from service without Cause, other than on account of Disability or death, following the Grantee’s attainment of age 55 and completion of five years of service with the Company. If the Restricted Stock Units vest based on attainment of the TSR performance goals, the Restricted Stock Units will be payable on the Vesting Date.

(c) Death or Disability. If the Grantee’s employment terminates during the Restriction Period on account of the Grantee’s death or Disability, the Grantee’s Restricted Stock Units will automatically vest at the Target Award level on the date of the Grantee’s termination on account of death or Disability.

(d) Change of Control.

(i) If a Change of Control occurs during the Restriction Period, the outstanding Restricted Stock Units will vest at the Target Award level on the Vesting Date.

(ii) Notwithstanding the foregoing, if, during the Restriction Period, a Change of Control occurs and the Grantee’s employment with the Company and its Subsidiaries is terminated by the Company or a Subsidiary without Cause, or the Grantee terminates employment for Good Reason (as defined in the Employment Agreement) or on account of Retirement, and the Grantee’s date of termination of employment (or in the event of the Grantee’s termination for Good Reason, the event giving rise to Good Reason) occurs during the period beginning on the date that is 90 days before the Change of Control and ending on the date that is one year following the Change of Control, the unvested Restricted Stock Units will automatically vest at the Target Award level as of the Grantee’s date of termination of employment (or, if later, on the date of the Change of Control). In no event shall vesting occur after the end of the Restriction Period.

(iii) For the avoidance of doubt, in no event shall a Change of Control occur as a result of the Company’s participation in the Troubled Asset Relief Program under the Emergency Economic Stabilization Act of 2008 and the American Recovery and Reinvestment Act of 2009, or any similar program of the United States, any of its states, or any of their respective political subdivisions, departments, agencies or instrumentalities (collectively, “TARP”).

3. Restricted Stock Units Account.

The Company shall establish a bookkeeping account on its records for the Grantee and shall credit the Grantee’s Restricted Stock Units to the bookkeeping account.

4. Conversion of Restricted Stock Units.

(a) Except as provided in Sections 4 (b) and (d) below, if the Restricted Stock Units vest in accordance with Section 2, the Grantee shall be entitled to receive the equivalent number of shares of Common Stock of the Company corresponding to the vested Restricted Stock Units as of the Vesting Date.

(b) If the Restricted Stock Units vest in accordance with Section 2(c) upon the Grantee’s death or termination of employment on account of a Disability that qualifies as a “disability” under section 409A of the Code, the Grantee shall be entitled to receive the equivalent number of shares of Common Stock of the Company corresponding to the vested Restricted Stock Units as of the date of the Grantee’s termination of employment on account of death or Disability, as applicable.

(c) If a Change of Control occurs and the Restricted Stock Units vest in accordance with Section 2(d)(i), the Grantee shall be entitled to receive the equivalent number of shares of Common Stock of the Company corresponding to the vested Restricted Stock Units as of the Vesting Date.

(d) If a Change of Control occurs and the Grantee’s employment is terminated in accordance with Section 2(d) (ii), the Grantee shall be entitled to receive the equivalent number of shares of Common Stock of the Company corresponding to the vested Restricted Stock Units as of the Grantee’s date of termination of employment (or, if later, on the date of the Change of Control), if the Change of Control is a “change of control event” under section 409A of the Code and as permitted by section 409A of the Code.

(e) Within 90 days after the Vesting Date (for distributions under Sections 4(a) and 4(c)) or within 90 days after the date of termination of employment or, if later, the date of the Change of Control under Section 4(d) (for distributions under Sections 4(b) and (d)), as applicable, each vested Restricted Stock Unit credited to the Grantee’s account shall be settled in stock as one share of Common Stock of the Company for every vested Restricted Stock Unit, and the Company shall deliver to the Grantee, at the executive offices of the Company, a stock certificate (or make an appropriate book entry for such shares) for the number of shares equal to the number of vested Restricted Stock Units being settled, subject to compliance with the six-month delay described in Section 15 below, if applicable, and the payment of any federal, state, local or foreign withholding taxes as described in Section 11 below. The obligation of the Company to deliver the shares upon vesting shall be subject to the rights of the Company as set forth in the Plan and to all applicable laws, rules, regulations and such approvals by governmental agencies as may be deemed appropriate by the Committee, including as set forth in Section 13 below.

5. Certain Corporate Changes.

If any change is made to the Common Stock (whether by reason of merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, or exchange of shares or any other change in capital structure made without receipt of consideration), then unless such event or change results in the termination of all the Restricted Stock Units granted under this Grant Letter, the Committee shall adjust, in an equitable manner and as provided in the Plan, the number and class of shares underlying the Restricted Stock Units to reflect the effect of such event or change in the Company’s capital structure in such a way as to preserve the value of the Restricted Stock Units. Any adjustment that occurs under the terms of this Section 5 or the Plan will not change the timing or form of payment with respect to any Restricted Stock Units.

6. No Stockholder Rights.

The Grantee has no voting rights, no rights to receive dividends or dividend equivalents or other ownership rights and privileges of a stockholder with respect to the shares of Common Stock subject to the Restricted Stock Units prior to the applicable vesting date.

7. Retention Rights.

Neither the award of Restricted Stock Units, nor any other action taken with respect to the Restricted Stock Units, shall confer upon the Grantee any right to continue in the employ or service of the Company or a Subsidiary or shall interfere in any way with the right of the Company or a Subsidiary to terminate Grantee’s employment or service at any time.

8. Cancellation or Amendment.

This award may be terminated or amended by the Committee, in whole or in part, in accordance with the applicable terms of the Plan.

9. Notice.

Any notice to the Company provided for in this Grant Letter shall be addressed to it in care of the Corporate Secretary of the Company, 1601 Market Street, Philadelphia, Pennsylvania 19103-2197, and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll system of the Company or a Subsidiary thereof, or to such other address as the Grantee may designate to the Company in writing. Any notice provided for hereunder shall be delivered by hand, sent by telecopy or electronic mail or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage and registry fee prepaid in the United States mail or other mail delivery service. Notice to the Company shall be deemed effective upon receipt. By receipt of this Grant Letter, Grantee hereby consents to the delivery of information (including without limitation, information required to be delivered to the Grantee pursuant to the applicable securities laws) regarding the Company, the Plan, and the Restricted Stock Units via the Company’s electronic mail system or other electronic delivery system.

10. Incorporation of Plan by Reference.

This Grant Letter is made pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and shall in all respects be interpreted in accordance therewith. The decisions of the Committee shall be conclusive upon any question arising hereunder. The Grantee’s receipt of the Restricted Stock Units awarded under this Grant Letter constitutes such Grantee’s acknowledgment that all decisions and determinations of the Committee with respect to the Plan, this Grant Letter, and/or the Restricted Stock Units shall be final and binding on the Grantee, his or her beneficiaries and any other person having or claiming an interest in such Restricted Stock Units. The settlement of any award with respect to Restricted Stock Units is subject to the provisions of the Plan and to interpretations, regulations and determinations concerning the Plan as established from time to time by the Committee in accordance with the provisions of the Plan. A copy of the Plan will be furnished to each Grantee upon request. Additional copies may be obtained from the Corporate Secretary of the Company, 1601 Market Street, Philadelphia, Pennsylvania 19103-2197.

11. Income Taxes; Withholding Taxes.

The Grantee is solely responsible for the satisfaction of all taxes and penalties that may arise in connection with the award or settlement of Restricted Stock Units pursuant to this Grant Letter. At the time of taxation, the Company shall have the right to deduct from other compensation, or to withhold shares of Common Stock, in an amount equal to the federal (including FICA), state, local and foreign income taxes and other amounts as may be required by law to be withheld with respect to the taxation of the shares of Common Stock delivered to the Grantee upon settlement of the Restricted Stock Units, provided that any share withholding shall not exceed the Grantee’s minimum applicable withholding tax rate for federal (including FICA), state, local and foreign tax liabilities.

12. Governing Law.

The validity, construction, interpretation and effect of this instrument shall exclusively be governed by, and determined in accordance with, the applicable laws of the State of Delaware, excluding any conflicts or choice of law rule or principle.

13. Grant Subject to Applicable Laws.

This Grant Letter shall be subject to any required approvals by any governmental or regulatory agencies. Notwithstanding anything in this Grant Letter to the contrary, the Plan, this Grant Letter, and the Restricted Stock Units awarded hereunder shall be subject to all applicable laws, including any laws, regulations, restrictions or governmental guidance that becomes applicable in the event of the Company’s participation in TARP, and the Committee reserves the right to modify this Grant Letter and the Restricted Stock Units as necessary to conform to any restrictions imposed under TARP. As a condition of participating in the Plan, and by the Grantee’s acceptance of the Restricted Stock Units, the Grantee is deemed to have agreed to any such modifications that may be imposed by the Committee, and agrees to sign such waivers or acknowledgments as the Committee may deem necessary or appropriate with respect to TARP restrictions applicable to the Restricted Stock Units granted to the Grantee under this Grant Letter.

14. Assignment.

This Grant Letter shall bind and inure to the benefit of the successors and assignees of the Company. The Grantee may not sell, assign, transfer, pledge or otherwise dispose of the Restricted Stock Units, except to a Successor Grantee in the event of the Grantee’s death.

15. Section 409A.

This Grant is intended to comply with the applicable requirements of section 409A of the Code, and shall be administered in accordance with section 409A of the Code. Notwithstanding anything in this Grant Letter to the contrary, if the Restricted Stock Units constitute “deferred compensation” under section 409A of the Code and any Restricted Stock Units become vested and settled upon the Grantee’s termination of employment, distribution of shares of Common Stock subject to the Restricted Stock Units shall be delayed for a period of six months after the Grantee’s termination of employment if the Grantee is a “specified employee” as defined under section 409A of the Code and if required pursuant to section 409A of the Code. If distribution of the shares is delayed, the shares shall be distributed within 30 days of the date that is the six-month anniversary of the Grantee’s termination of employment. If the Grantee dies during the six-month delay, the shares shall be distributed in accordance with the Grantee’s will or under the applicable laws of descent and distribution. In the event of a termination of employment as described in Section 2(d)(ii) above upon or within 90 days before a Change of Control, the vested Restricted Stock Units credited to the Grantee’s account shall be settled as described in Section 4(e) upon the Change of Control if the Change of Control is a “change of control event” as defined under section 409A of the Code. Notwithstanding any provision to the contrary herein, payments or distributions made with respect to this Grant may only be made in a manner and upon an event permitted by section 409A of the Code, and all payments to be made upon a termination of employment hereunder may only be made upon a “separation from service” as defined under section 409A of the Code. To the extent that any provision of the Grant Letter would cause a conflict with the requirements of section 409A of the Code, or would cause the administration of the Restricted Stock Units to fail to satisfy the requirements of section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law. In no event shall a Grantee, directly or indirectly, designate the calendar year of payment.

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute and attest this instrument, and the Grantee has placed his or her signature hereon, effective as of the date of the grant set forth above.

RADIAN GROUP INC.

/s/ Suzann C. Boylan
Suzann C. Boylan
Chief Human Resources Officer

I hereby accept the award of the Restricted Stock Units described in this Grant Letter, and I agree to be bound by the terms of the Plan and this Grant Letter. I hereby agree that all decisions and determinations of the Committee with respect to the Restricted Stock Units shall be final and binding.

Agreed to and Accepted By:

By:	/s/ S.A. Ibrahim

Print Name:	S.A. Ibrahim

Date:	7/12/10

Schedule A

Performance Goals

1. Calculation of TSR. Vesting will be based on relative total shareholder return (“TSR”), which means the Company’s TSR relative to the TSR of each company in the Peer Group (as defined in Section 2(a) below) and each Reference Company (as defined in Section 3 below), as applicable. At the end of the Restriction Period, the TSR for the Company, each company in the Peer Group and each Reference Company shall be calculated by dividing the Closing Average Share Value (as defined below) by the Opening Share Value (as defined below).

(i) The term “Closing Average Share Value” means the average value of the common stock, including Accumulated Shares, for the 30 trading days ending on the last day of the Restriction Period (i.e., the 30 trading days ending on May 12, 2013) (the “30-day period”), which shall be calculated as follows: (i) determine the closing price of the common stock on each trading date during the 30-day period, (ii) multiply each closing price by the Accumulated Shares as of that trading date, and (iii) average the amounts so determined for the 30-day period.

(ii) The term “Opening Share Value” means the closing price of a share of common stock on the first day of the Restriction Period (i.e., May 12, 2010).

(iii) The term “Accumulated Shares” means, for a given trading day, the sum of (A) one share and (B) a cumulative number of shares of the company’s common stock purchased with dividends declared on a company’s common stock, assuming same day reinvestment of the dividends in the common stock of a company at the closing price on the ex-dividend date, for ex-dividend dates between May 12, 2010 and the trading day.

2. Vesting Based on Comparative TSR to the Peer Group. Fifty percent of the Target Award of Restricted Stock Units (the “Peer Group Portion”) will vest based on the Company’s TSR as compared to the TSR of the companies in the Company’s Peer Group for the Restriction Period, in accordance with the following:

(a) The Peer Group for this purpose consists of PMI Group, Inc. and MGIC Investment Corporation.

(b) The Peer Group Portion will vest in accordance with the following:

Company TSR Rank	Percentage of Peer Group Portion That Vests
Company’s TSR is above or equal to the TSR for both Peer Group companies	100%
Company’s TSR is between the TSR for each Peer Group company	50%
Company’s TSR is below the TSR for both Peer Group companies	0%

(c) A company that is included in the Peer Group at the beginning of the Restriction Period will be removed from the TSR calculation for the Restriction Period in the event of any of the following events during the Restriction Period: (i) an acquisition involving the company (by merger, stock acquisition or acquisition of more than 50% of the company’s assets) in which the company is not the surviving company, or (ii) any other significant corporate event, as determined in the sole discretion of the Committee. The company shall be removed from the Peer Group as of the date of the public announcement of the applicable event or as of such other date as the Committee determines in its sole discretion. If one company is removed from the Peer Group in accordance with this Section 2(c), then this Section 2 will no longer apply and all of the Target Award of Restricted Stock Units will be subject to vesting according to Section 3 below and will be considered part of the S&P Index Portion, as described below. No company shall be added to the Peer Group during the Restriction Period.

3. Vesting Based on Comparative TSR to the S&P 400 Index. Fifty percent of the Target Award of the Restricted Stock Units (the “S&P Index Portion”) will vest based on the Company’s TSR as compared to the TSR of the companies in the S&P 400 Index for the Restriction Period, in accordance with the following:

(a) Up to 150% of the S&P Index Portion will vest based on how the Company’s TSR ranks compared to the TSRs of the companies in the S&P 400 Index, according to the following schedule:

Company TSR Rank (Percentile)	Percentage of S&P Index Portion That Vests
75th or greater	150%
50th	100%
40th	50%
less than 40th	0%

If the Company’s TSR rank falls between the measuring points on the foregoing schedule, the percentage vesting will be based on linear interpolation.

(b) The companies in the S&P 400 Index will be determined on the first day of the Restriction Period for purposes of the TSR calculation and will be changed only in accordance with Section 3(c) below. Except as otherwise provided in Section 3(c) below, no company shall be added to the S&P 400 Index during the Restriction Period for purposes of the TSR calculation.

(c) The term “Reference Company” means a company in the S&P 400 Index as of the first day of the Restriction Period (i.e., May 12, 2010) and will be subject to change as follows:

(i) In the event of a merger, acquisition or business combination transaction of a Reference Company in which the Reference Company is the surviving entity and remains publicly traded, the surviving entity shall remain a Reference Company. Any entity involved in the transaction that is not the surviving company shall no longer be a Reference Company.

(ii) In the event of a merger, acquisition or business combination transaction of a Reference Company, a “going private” transaction or other event involving a Reference Company or the liquidation of a Reference Company, in each case where the Reference Company is not the surviving entity or is no longer publicly traded, the company shall no longer be a Reference Company.

(iii) Notwithstanding the foregoing, in the event of a bankruptcy of a Reference Company where the Reference Company is not publicly traded at the end of the Restriction Period, such company shall remain a Reference Company but shall be deemed to have a TSR of negative 100% (-100%).

4. General Vesting Terms. No vesting shall occur unless and until the TSR performance goals have been achieved. Any fractional Restricted Stock Unit resulting from the vesting of the Restricted Stock Units in accordance with this Grant Letter shall be rounded down to the nearest whole number. Any portion of the Restricted Stock Units that does not vest as of the end of the Restriction Period shall be forfeited as of the end of the Restriction Period. In no event shall the maximum number of Restricted Stock Units that may be payable pursuant to this Grant Letter exceed 150% of the Target Award.